Exhibit 99(a)

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY COMPLETES SALE OF DISCONTINUED OPERATIONS

NEENAH, WISCONSIN, July 13, 2010 — Bemis Company, Inc. (NYSE-BMS) today announced that it has completed the sale of its discontinued operations, including its Menasha, Wisconsin, and Catoosa (Tulsa), Oklahoma facilities, to Exopack Holding Corp. (“Exopack”), an affiliate of private investment firm Sun Capital Partners, Inc. The transaction was completed for a cash purchase price of approximately $82 million.  The divested business recorded 2009 net sales of approximately $156 million and manufactures flexible packaging for retail natural cheese and shrink bags for fresh red meat.  Bemis intends to use the cash proceeds from the sale to reduce commercial paper debt outstanding.

Bemis has divested these assets in accordance with the terms of a consent decree agreed to with the U.S. Department of Justice, which was filed with the U.S. District Court for the District of Columbia on February 25, 2010, in order to obtain regulatory approval for its acquisition of Alcan Packaging Food Americas.  These assets have been classified as discontinued operations in Bemis’ financial statements since the acquisition was completed on March 1, 2010.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in

1858, the Company is included in the S&P 500 index of stocks and reported pro forma 2009 net sales, giving effect to the Food Americas acquisition, of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

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